Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

MedEquities Realty Trust, Inc.:

We consent to the incorporation by reference in the Registration Statement (Form S-8) of MedEquities Realty Trust, Inc. pertaining to the Amended and Restated 2014 Equity Incentive Plan, of our report dated April 7, 2016 except for Note 4, as to which the date is May 3, 2016, with respect to the consolidated balance sheets of MedEquities Realty Trust, Inc. as of December 31, 2015 and 2014 and the consolidated statements of income, equity and cash flows for the year ended December 31, 2015 and for the period from April 23, 2014 (inception) to December 31, 2014, which report appears in the Registration Statement on Form S-11 as amended (No. 333-206490) of MedEquities Realty Trust, Inc.

/s/ KPMG LLP

Atlanta, Georgia

October 6, 2016